EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in (i) Registration Statement No. No. 333-129668 of Enterprise GP Holdings L.P. on Form S-8, and (ii) Registration Statement No. 333-146236 of Enterprise GP Holdings L.P. on Form S-3 of our reports dated February 28, 2008, relating to the financial statements of Enterprise GP Holdings L.P. and the effectiveness of Enterprise GP Holdings L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Enterprise GP Holdings L.P. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 28, 2008